EXHIBIT 10(ii)(9)

AMENDMENT NUMBER NINE TO

NORTHERN TRUST EMPLOYEE STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2002)

WHEREAS, The Northern Trust Company (the “Company”) maintains the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002, (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Company under Section 13.1 of the Plan, and pursuant to the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Company dated November 18, 2003, the Plan is hereby amended effective as of November 26, 2003, as follows:

1.	The following shall be added as Supplement #8 to the Plan:

“Supplement #8

Special Rules for Former Cash Center Employees

This Supplement #8 to the Northern Trust Employee Stock Ownership Plan, As Amended and Restated Effective January 1, 2002 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with the Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #8.

1.	Application. This Supplement supplements and modifies the provisions of the Plan in connection with the outsourcing by The Northern Trust Company (the “Company”) of the Company’s currency services business to Fiserv Solutions, Inc. (“Fiserv”). Fiserv intends to engage Loomis, Fargo & Co. (“Loomis”) as Fiserv’s subcontractor in connection with Fiserv’s assumption of the Company’s currency services business. Fiserv and Loomis will employ certain former Company employees, who were employed in the Company’s currency services business. The outsourcing and employment of these former Company employees are occurring pursuant to an Agreement dated as of November 26, 2003 by and between the Company and Fiserv (the “Fiserv Agreement”); individual employment offer letters issued by Fiserv to one or more of these former employees (a “Fiserv Offer Letter”); and an Employee Agreement dated as of November 26, 2003 by and between the Company and Loomis (the “Loomis Agreement”).

2.	Effective Date. The effective date of this Supplement #8 is November 26, 2003.

3.	Cash Center Members. The term “Cash Center Member” means any Company employee who terminates employment with the Company in connection with the outsourcing of the currency services business pursuant to the Fiserv Agreement, is a Participant in the Plan on such employment termination, accepts an offer of employment from Fiserv pursuant to a Fiserv Offer Letter or accepts an offer of employment from Loomis pursuant to Section 2.3 of the Loomis Agreement and becomes an employee of Fiserv or Loomis immediately following termination of employment with the Company (including, in the case of any such Company employee who is on leave or disability as of the Closing Date (as defined in the Fiserv Agreement), on the date such Company employee is able to return to work and becomes an employee of Fiserv).

4.	Vesting Service. Anything in the Plan to the contrary notwithstanding, a Cash Center Member shall become fully vested in the balance of his or her Account upon his or her termination of employment with the Company pursuant to the Fiserv or Loomis Agreement.

5.	Employer Contributions. If a Cash Center Member remains continuously employed by Fiserv or Loomis after his or her termination of employment with the Company through December 31, 2004, then such Cash Center Member shall be eligible to receive a prorated Employer Contribution for the 2004 Plan Year.

6.	Limitations on Supplement. The provisions of this Supplement #8 shall only apply with respect to a Break in Service incurred by a Cash Center Member on or (if applicable) after the Closing Date (as defined in the Fiserv Agreement) and who at that time meets all requirements to be a Cash Center Member. No other Member (including any current or former Company employee who does not then meet the requirements to be a Cash Center Member) shall have any rights whatsoever at any time under this Supplement #8. Further, no Cash Center Member who is reemployed by the Company or any Participating Employer at any time shall have any rights whatsoever under this Supplement #8 with respect to any Break in Service following such reemployment. Nothing in this Supplement #8 shall be construed to provide a Cash Center Member with any rights or benefits under the Plan other than those described in paragraphs 4 and 5 above.”

2.	The following shall be added at the end of Schedule A of the Plan:

ESOP
Affiliate Name & Acq./Div. Code	Vesting	Other Provisions

Northern Trust/

Fiserv Agreement                     TER FIS

Dated as of November 26, 2003.

Northern Trust/

Loomis Agreement                     LOM

Dated as of November 26, 2003.

Applicable to Cash Center

Members as defined in Supplement #8.

Divestiture.

	Fully vested upon employment termination as provided in Supplement #8.	Prorated Employer Contribution for year of termination if continuously employed by Fiserv or Loomis until 12/31/04 as provided in Supplement #8.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 22nd of December, 2003, effective as of November 26, 2003.

THE NORTHERN TRUST COMPANY

By:	/s/ Martin J. Joyce, Jr.

Name:	Martin J. Joyce, Jr.
Title:	Senior Vice President

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